EXHIBIT 10.2

Anti-Dilution Waiver Agreement

THIS ANTI-DILUTION WAIVER AGREEMENT made as of this 31st day of October 2009 by and among United Energy Corp., a New Jersey corporation (the “Company”), Sherleigh Associates Inc. Profit Sharing Plan, (“Sherleigh”), Jack Silver (“Silver”), Joseph Grano (“Grano”) and Connie Kristen (“Kristen”).

WHEREAS, Silver, as assignee of Sherleigh, is the holder of Series A, Series B, and Series C Warrants (collectively, the “Silver Warrants”) to purchase an aggregate of 5,682,667 shares (the “Silver Warrant Shares”) of common stock (the “Common Stock”) of the Company  at the current exercise price of $.12 per share;

WHEREAS, Sherleigh is the holder of three (3) shares of Series A Convertible Preferred Stock (the “Preferred Stock”) currently convertible at a conversion price of $.12 per share into an aggregate of 200,000 shares of Common Stock;

WHEREAS, Grano is the holder of Series A Warrants (collectively, the “Grano Warrants”) to purchase an aggregate of 1,296,251 shares (the “Grano Warrant Shares”) of Common Stock at the current exercise price of $.12 per share;

WHEREAS, Kristen, as assignee of Grano, is the holder of Series A Warrants (collectively, the “Kristen Warrants”, and together with the Silver Warrants and the Grano Warrants, the “Warrants”) to purchase an aggregate of 616,249 shares (the “Kristen Warrant Shares”, and together with the Silver Warrant Shares and the Grano Warrant Shares, the “Warrant Shares”) of Common Stock at the current exercise price of $.12 per share;

WHEREAS, pursuant to Section 9 of the Warrants, in the event that the Company shall be deemed to have issued shares of Common Stock at a price less than the then current exercise price of the Warrants, the exercise price of the Warrants shall be reduced to such lower price and the number of Warrant Shares shall be increased based upon a formula set forth in such section;

WHEREAS, pursuant to Section 2(f) of the Certificate of Designation (the “Certificate of Designations”) regarding the Preferred Stock, in the event that the Company shall be deemed to have issued shares of Common Stock at a price less than the then current conversion price of the Preferred Stock, the conversion price of the Preferred Stock shall be reduced to such lower price;

WHEREAS, the Company (a) has authorized amendments (the “Amendments”) to its outstanding secured convertible notes in the aggregate principal amount of $302,883.34, among other things, reducing the conversion price thereof from $.12 per share to $.09 per share, (b) has authorized the issuance of secured convertible notes (the “New Notes”) in the aggregate principal amount of $150,000, which notes will be convertible into shares of Common Stock at a conversion price of $.09 per share, and (c) in connection with the issuance of the New Notes, has authorized the issuance of new Warrants (the “Financing Warrants”) to purchase an aggregate of 1,200,000 shares of Common Stock;

WHEREAS, each of Silver, Grano and Kristen has agreed to waive the provision of Section 9 of the Warrants solely with respect to the increase of the number of Warrant Shares, based on the formula as set forth in such Section that would otherwise apply as a result of the issuance of the New Notes and the Financing Warrants, and as a result of the Amendments;

WHEREAS, Sherleigh has agreed to waive the provisions of Section 2(f) of the Preferred Stock solely with respect to the application thereof as a result of the issuance of the New Notes and the Financing Warrants, and as a result of the Amendments.

NOW, THEREFORE, in consideration of the mutual covenants herein, it is agreed as follows:

1.           Exercise Price of Warrants.  Upon the issuance of the New Notes or the Financing Warrants, or the consummation of the Amendments, the exercise price of the Warrants shall be reduced from $ $.12 to $.09 per share.

2.           Warrant Shares.  Each of Silver, Grano and Kristen hereby waives any increase in the number of Warrant Shares that would otherwise apply as a result of the issuance of the New Notes or the Financing Warrants, or as a result of the Amendments.

3.           Preferred Stock.  Sherleigh hereby waives any decrease in the conversion price of the Preferred Stock that would otherwise apply as a result of the issuance of the New Notes or the Financing Warrants, or as a result of the Amendments.

4.           Limited Waivers.  The foregoing waivers by Sherleigh, Silver, Grano and Kristen shall not be construed as a bar to or a waiver of any other or further effect of the anti-dilution provisions of the Warrants or the Certificate of Designations on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Sherleigh, Silver, Grano and Kristen arising under the terms of the Warrants or the Preferred Stock on any future occasion or otherwise.

5.           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the all of the parties hereto.

6.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.           Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.           Applicable Law and Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

10.           Counterparts.  This Agreement may be executed by fax transmission and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

UNITED ENERGY CORP.

By:	/s/ Ronald Wilen
Name: Ronald Wilen
Title: CEO

SHERLEIGH ASSOCIATES INC. PROFIT SHARING PLAN

By:	/s/ Jack Silver
Name: Jack Silver
Title: Trustee

/s/ Jack Silver
Jack Silver

/s/ Joseph Grano
Joseph Grano

/s/ Connie Kristen
Connie Kristen